Exhibit 3.1.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/24/2000
001372196 – 2418918

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HAUPPAUGE DIGITAL INC.

(Pursuant to Section 242 of the
General Corporation Law of Delaware)

          HAUPPAUGE DIGITAL INC., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of stockholders of the Corporation.

          SECOND: That, pursuant to authorization by the holders of a majority of all outstanding shares of Common Stock of the Corporation entitled to vote thereon, the Certificate of Incorporation of the Corporation is hereby amended by striking out Paragraph Fourth thereof and by substituting in lieu of said Paragraph the following new Paragraph Fourth:

          “FOURTH: The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value

Common	25,000,000	$.01”

          THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1.1

          IN WITNESS WHEREOF, the President of the Corporation has hereunto set his hand to this Certificate this 18th day of July, 2000.

HAUPPAUGE DIGITAL INC.

By:	/s/ Kenneth R. Aupperle

Kenneth R. Aupperle
President